Exhibit 10.1

BRIDGEWAY NATIONAL CORP.

2020 MANAGEMENT CASH INCENTIVE BONUS PLAN

1.	PURPOSE. The purpose of this 2020 Management Cash Incentive Bonus Plan (the “Plan”) is to promote the success of Bridgeway National Corp. (the “Company”) by providing financial incentives to eligible Employees (individually a “Participant” and collectively the “Participants”) to strive for acceptable return on invested capital of the Company.

2.	DEFINITIONS. The following definitions shall be applicable throughout the Plan:

a.	“Adjusted Stockholders’ Equity” shall mean the stockholders equity of the Company at the end of any fiscal year as determined by the Company’s independent auditors determined in accordance with generally accepted accounting principles as adjusted by excluding from such calculation any increase or decrease in stockholders’ equity resulting from purchases or redemptions of equity securities or other derivative securities.

b.	“Annual Period” means the twelve-month period representing the Company’s fiscal year starting January 1 and ending December 31.

c.	“Award” means the amount of cash paid to a Participant under the Plan with respect to Annual Periods.

d.	“Award Determination Date” means the date following the end of each Annual Period that the Committee meets to review individual and Company performance, which shall in any event be no later than 30 days from the Payment Date.

e.	“Board” means the Company’s board of directors.

f.	“Book Value” equals the amount of Adjusted Stockholders’ Equity as set forth in the Company’s consolidated financial statements, prepared in accordance with the accounting principles adopted by the Company (as set forth in the Company’s Annual Report on Form 10-K for the applicable fiscal year), as of the applicable Incentive Compensation Calculation Date. Book Value as of the applicable Incentive Compensation Calculation Date shall be determined by reference to the consolidated net income and other comprehensive income of the Company, and appropriate adjustments to such Book Value shall be made for any dividends, share issuances or buybacks and other factors in accordance with Exhibit A hereto. The computations and procedures required to calculate Book Value, including without limitation, any accounting procedures used to implement any adjustments, allocations and other matters, shall be made in such reasonable manner as the Company in good faith shall determine to be appropriate and in accordance with Exhibit A hereto, and shall be subject to the approval of the Committee.

g.	“Committee” shall mean the Compensation Committee of the Company’s Board of Directors.

h.	“Effective Date” means October 1, 2020.

i.	“Employee” means any individual, including an officer, who is a full service employee of the Company or any entity in which the Company owns more than 50% of the outstanding ownership interests entitled to vote for the election of directors or the equivalent managing body of such entity, determined on a worldwide basis.

j.	“High Water Mark” equals the highest Book Value after reduction for the Incentive Compensation Amount then paid into the Plan as of any preceding Incentive Compensation Calculation Date (but without giving effect to any adjustments made with respect to such Incentive Compensation Calculation Date). In the case of the first Incentive Compensation Calculation Date, such High Water Mark shall mean the Book Value as of December 31, 2019.

k.	“New Book Value” equals the Book Value as the most recent Award Determination Date.

l.	“Participant” means any individual who meets the requirements of Section 4 of the Plan.

m.	“Participation Date” means 90 days from the Employee’s date of hire.

n.	“Term of the Plan” means the period during which the Plan is effective. This period shall begin on the Effective Date and end on a date to be determined in accordance with Section 10 of the Plan.

3.	POWERS AND ADMINISTRATION.

a.	Administration by the Committee. Subject to any powers to be exercised by the Board, the Committee shall administer the Plan and have such powers and duties as are conferred upon it under this Plan, or any amendments thereto, or by the Board. The Committee shall have the authority and complete discretion to (i) prescribe, amend and rescind rules relating to the Plan; (ii) select Participants to receive Awards; (iii) place limits on the annual amounts payable under the Plan; (iv) construe and interpret the Plan; (v) make changes in relation to the Term of the Plan; (vi) correct any defect or omission, or reconcile any inconsistency in the Plan; (vii) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award; and (viii) make all other determinations deemed necessary or advisable for the administration of the Plan.

b.	Committee’s Interpretation Final. The Committee’s interpretation and construction of any provision of the Plan shall be final and binding on all persons claiming an interest in an Award granted or issued under the Plan. Neither the Committee nor any director shall be liable for any action or determination made in good faith with respect to the Plan. The Company, in accordance with its bylaws, shall indemnify and defend such parties to the fullest extent provided by law and such bylaws.

c.	Nontransferability of Awards. An award granted to a Participant shall not be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise. In the event of the Participant’s death, an Award is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Subsection 3(c) shall be null and void.

4.	ELIGIBILITY AND PARTICIPATION.

a.	Eligibility. All executive officers of the Company and other Employees deemed eligible by the Committee shall be eligible to participate in the Plan.

b.	Participation Date. The Participation Date for an eligible employee will be 90 days from the employee’s date of hire or the date the Committee deems the Participant eligible to participate in the Plan. Participants hired after the beginning of the Annual Period shall receive a pro-rated Award based on the number of days eligible to participate in the Plan versus the number of days available during the Annual Period. For instance, a person hired on April 15th will have a Participant Date of July 15th and have 260 (365 eligible days less 105 non-eligible days) eligible days to participate in the Plan. Participants must be employed with the Company on the Award Determination Date and the date Award is paid to be eligible for an Award under the Plan.

c.	Participation and Approval. For each Annual Period, the Chief Executive Officer shall present to the Committee a list of recommended Participants and a recommended target Award for each Participant for the fiscal year, which recommendations may be submitted after the commencement of the current Annual Period. The Committee shall review the Chief Executive Officer’s report, make any adjustments the Committee deems necessary, and approve target Awards for the Annual Period. The Committee or the Chief Executive Officer shall communicate to each Participant his or her participation in the Plan and his or her individual objectives and targets.

5.	DETERMINATION OF INCENTIVE CALCULATION AMOUNT.

a.	Incentive Compensation.

i.	The Company shall pay into the Plan, determined as of the last day of each fiscal year of the Company (each an “Incentive Compensation Calculation Date”), incentive compensation equal to the Incentive Compensation Amount (as defined below) as of such Incentive Compensation Calculation Date; provided, however, that no duplicate Incentive Compensation Amount shall be paid into the Plan in any fiscal year. The Incentive Compensation Amount shall be paid into the Plan as promptly as practicable after each Incentive Compensation Calculation Date, and in no event later than 75 days thereafter (the “Payment Date”). The “Incentive Compensation Amount” means the amount computed using the following formula where “x” equals 1.06 with respect to which the Incentive Compensation Amount is determined:

(0.20)(New Book Value – ((High Water Mark)(x)))

b.	New Book Value and the Incentive Compensation Amount with respect to each Incentive Compensation Calculation Date shall be determined by the Chief Financial Officer of the Company in accordance with Section 5(a) and shall be subject to the approval of the Committee. The Company shall deliver to the Chief Executive Officer, following approval by the Committee and within forty-five (45) days after the applicable Incentive Compensation Calculation Date, a statement (the “Incentive Compensation Statement”) setting forth the New Book Value and Incentive Compensation Amount with respect to such Incentive Compensation Calculation Date and showing its calculations in reasonable detail. The Chief Executive Officer shall have a period of ten (10) days after the date on which the Incentive Compensation Statement is delivered to him (the “Incentive Compensation Review Period”) to review the Incentive Compensation Statement, during which period the Chief Executive Officer shall have access to the relevant books and records of the Company. If the Chief Executive Officer objects to the calculation of the New Book Value or the Incentive Compensation Amount as set forth on such Incentive Compensation Statement, the Chief Executive Officer shall so inform the Company in writing (the “Incentive Compensation Objection”) on or before the last day of the Incentive Compensation Review Period, setting forth in reasonable detail the basis of the Incentive Compensation Objection and the adjustments to New Book Value and/or the Incentive Compensation Amount which the Chief Executive Officer believes should be made. In the event that an Incentive Compensation Objection is not delivered to the Company on or before the last day of the Incentive Compensation Review Period, the Chief Executive Officer shall be deemed to have agreed with the Incentive Compensation Statement. In the event that an Incentive Compensation Objection is delivered to the Company on or before the last day of the Incentive Compensation Review Period, the Company, through the Committee and the Chief Executive Officer shall attempt in good faith to reach an agreement with respect to the matters in dispute. If the Company and the Chief Executive Officer are unable to resolve all of their differences within five (5) days after delivery of the Incentive Compensation Objection to the Company, they shall refer their remaining differences to a nationally recognized independent public accounting firm (the “Accountants”). The Accountants, shall, based on those items as to which the Company and the Chief Executive Officer have agreed and the Accountants’ determination regarding those items in dispute, make a recommendation as to the New Book Value and Incentive Compensation Amount with respect to the applicable Incentive Compensation Calculation Date within fifteen (15) days after submission of the dispute to the Accountants, but in no event later than two (2) business days prior to the Payment Date. The Accountants’ determination shall be set forth in writing. The Company shall pay the fees of the Accountants in connection therewith. The Committee shall consider the recommendation of the Accountants, but the Committee’s final determination shall be conclusive and binding upon the parties.

6.	PAYMENT. All payments made to Participants are to be made in cash, less applicable federal, state, local and FICA taxes, as soon as practicable after the Award Determination Date (the “Award Payment Date”). In the event the Committee determines in its reasonable discretion that the Company is unable to pay 100% of any Award in cash as of the Award Payment Date, the Committee may recommend that up to 50% of any such Award be paid to a participant in class A common stock of the Company.

7.	AMENDMENT OF THE PLAN. The Committee may, from time to time, terminate, suspend, or discontinue the Plan, in whole or part, or revise or amend it in any respect whatsoever.

8.	SOURCE OF FUNDS. All awards paid under the Plan are paid from the general assets of the Company and are not liabilities of the Company at any time prior to the time when payment is made. Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants.

9.	RIGHTS AS AN EMPLOYEE. The Plan shall not be construed to give any individual the right to remain in the employ of the Company or to affect the right of the Company to terminate such individual’s status as an Employee. Participation in the Plan will not affect participation in any other compensatory plan maintained by the Company.

10.	EFFECTIVE DATE OF PLAN. The Plan is effective on the Effective Date and shall remain in effect until such time as the Committee decides to terminate the Plan.

EXHIBIT A

Determination of Book Value

●	Book Value is to be determined prior to the calculation of the Incentive Compensation Amount for the applicable period
●	Gains/losses generated from the operation of the Company and its subsidiaries are included in Book Value
●	Gains/losses (realized or unrealized) from investments are included in Book Value
●	Accounting adjustments that are required to be made directly to equity or other comprehensive income (except for unrealized investment gains/losses on available for sale securities) may be excluded depending on the nature of the item. These adjustments include such items as cumulative impact of a change in accounting principle, adjustments for postretirement medical or pension related items as applicable, and cumulative translation adjustments for investments in foreign subsidiaries. Exclusion of these items would require approval by the Committee,
●	Other unusual or infrequently occurring transactions will be evaluated for inclusion or exclusion in the calculation of Book Value by the Committee. General principles, subject to final approval by the Committee, include the following:

		Include in Book Value Calculation	Exclude from Book Value Calculation
Items Generally Considered to be of an Ordinary Course Operating Nature:
●	Impairment of fixed assets	X
●	Impairment of goodwill or other intangible assets	X
●	Gain/loss on sale or disposal of assets	X
●	Casualty losses or gains from insurance proceeds (tangible assets or business interruption)	X
●	Restructuring charges	X
●	Gain/loss on discontinued operations	X
●	Gain/loss on extinguishment of debt	X
●	Settlement of a lawsuit arising out of a fact, event or condition existing or occurring subsequent to the effective date of this Plan	X
●	Settlement of a lawsuit arising out of a fact, event or condition existing or occurring before the effective date of this Plan		X
Items Resulting from Application or Interpretation of Accounting Standards:
●	Cumulative effect of an adoption of a mandatory accounting standard (e.g., FIN 48, FAS 123R)		X
●	Gain on bargain purchase resulting from the application of SFAS 141(R) to a business combination		X
●	Impact of a discretionary change in accounting policy	X
●	Stock compensation related matters and impact of employee/board exercise/vesting of stock options and restricted shares	X
●	Adjustments to Other Comprehensive Income for such items as:
	● Minimum pension liability adjustments		X
	● Foreign currency translation adjustments		X
	● Unrealized and realized gains/losses on the mark to market of certain investments and derivatives classified as hedges	X
●	Any adjustments made to Book Value as of an Incentive Compensation Calculation Date shall not be carried forward in determining Book Value as of any succeeding Incentive Compensation Calculation Date